SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
Amendment No. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
CKX, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-0118168
(State of incorporation)	(IRS employer identification no.)
650 Madison Avenue
New York, NY 10022
(Address of principal executive offices) (Zip Code)

If this form relates to the
registration of a class of securities
pursuant to Section 12(b) of the
Exchange Act and is effective
pursuant to General Instruction
A.(c), please check the following
box. ☑	If this form relates to the
registration of a class of securities
pursuant to Section 12(g) of the
Exchange Act and is effective
pursuant to General Instruction
A.(d), please check the following
box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	NASDAQ Global Select Market
Securities to be registered pursuant to Section 12(g) of the Act:
NONE
(Title of Class)

               CKx, Inc., a Delaware corporation (“the Company”), hereby amends and supplements Item 1 of its Registration Statement on Form 8-A (File No. 001-34794) filed with the Securities and Exchange Commission on June 24, 2010, as amended on July 13, 2010 (the “Registration Statement”).

Item 1.	Description of Registrant’s Securities to be Registered.
          On May 10, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Colonel Holdings, Inc., a Delaware corporation (“Parent”), and Colonel Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Offeror will commence tender offer (the “Tender Offer”) to acquire all of the Company’s outstanding shares of common stock, par value $0.01 per share (the “Shares”) for $5.50 per Share, net to the seller in cash. The Merger Agreement also provides that, following completion of the Tender Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.
          In connection with the Company’s execution of the Merger Agreement, the Company and Mellon Investor Services LLC as Rights Agent entered into an Amendment to the Rights Plan, dated as of June 24, 2010, between the Company and the Rights Agent, as amended, effective May 10, 2011 (the “Second Amendment”). The Second Amendment provides that, among other things, none of the Tender Offer, the execution of the Merger Agreement nor the consummation of the Merger or the other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the stockholder rights or any adverse event under the Rights Agreement. In particular, none of Parent, Merger Sub or any of their respective affiliates or associates will be deemed to be an Acquiring Person (as defined in the Rights Agreement) solely by virtue of the Tender Offer, the approval, execution, delivery, adoption or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated by the Merger Agreement.
               The Amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.

Item 2.	Exhibits.

4.3	Amendment No. 2, dated as of May 10, 2011, to the Rights Agreement, dated as of June 24, 2010, between CKx, Inc. and Mellon Investor Services LLC, as amended (Previously filed as Exhibit 4.1 to the Form 8-K filed May 11, 2011, and incorporated herein by reference).

SIGNATURE
               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: May 11, 2011

CKX, INC.
By:	/s/ Howard J. Tytel
	Name:	Howard J. Tytel
	Title:	Senior Executive Vice President, Director of Legal and Government Affairs

Exhibit Index

4.3	Amendment No. 2, dated as of May 10, 2011, to the Rights Agreement, dated as of June 24, 2010, between CKx, Inc. and Mellon Investor Services LLC, as amended (Previously filed as Exhibit 4.1 to the Form 8-K filed May 11, 2011, and incorporated herein by reference).